EXHIBIT 10.13

Consulting Agreement

This Consulting Agreement (this “Agreement”) is made as of August 16, 2013, by and between Green Hygienics, Inc. (the “Company”), a Florida corporation, located 316 Del Prado Blvd. South, Suite 204, Cape Coral, Florida 33990, and its subsidiaries and/or affiliates, and Determinaction Business Advisory (the “Consultant”), an individual, located at 1648 Plateau Cres, Coquitlam, BC, V3E 3B3, Canada.

Recitals

A.
The Company is duly organized and validly existing as a Company in good standing under the laws of the State of Florida, who is in the business of importing and wholesaling paper products. The Company may also engage in other related and affiliated businesses.

B.
The Consultant is a partnership which specializes in financial matters and its related activities. The Company finds the experience and knowledge of the Consultant to be advantageous to the Company. The Consultant’s principal, Sugiarto “Awie” Kardiman, will solely provide the services, as defined within the Agreement, to the Company.

C.	The Company desires to engage the Consultant, and the Consultant desires to be so engaged, on the terms and conditions set forth below.

Agreement

Now therefore, in consideration of the Recitals, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations, hereinafter set forth, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

1.	Consulting.

1.1.
The Company hereby contracts the Consultant to a full time basis work related to accounting and other applicable work, as assigned, using the title Controller (the “Services”). The Consultant shall report to the Chief Financial Officer (“CFO”) of the Company. The Consultant shall not be able to bind the Company. The Consultant hereby accepts such consulting with the Company and agrees to render the Services for and on behalf of the Company on the terms and conditions set forth in this Agreement. The power to direct, control and supervise the services to be performed, the means and manner of performing the Services and the time for performing the Services shall be exercised by the CFO, provided, however, that the CFO shall not impose any consulting constraints or duties which would require the Consultant to violate any law, statutes, ordinance, rule or regulation now or hereinafter in effect.

Consultant	Company

1.2.
It is expressly acknowledged by the parties hereto that Consultant is an independent contractor and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship or a joint venture of any kind including any principal/agent relationship between the Company and Consultant. The Company shall not have any right to exercise any control or discretion over the manner or method by which Consultant performs services hereunder; provided, however, the services to be provided by Consultant hereunder shall be provided in a manner consistent with the professional standards governing such services and the provisions of this Agreement. Neither party shall have any authority to act for the other party, except as expressly provided herein, and Consultant shall have no right or power to create any liability or obligation for or on behalf of the Company or to sign any documents on behalf of the Company.

1.3.	The compensation for the Consultant is as follows:

1.3.1.	Shall commence on August 16, 2013 and will be at the rates as follows payable to the Consultant:

1.3.1.1.	Monthly fees as follows: $12,500 payable on the 15th and last day of the month.

1.3.1.2.
The consultant will receive 300,000 options for common stock of the parent company, Green Innovations Ltd., traded under the symbol GNIN.OB (the “Options”). The options will vest over three years and will have an exercise price of $0.278.

2.	Term.

2.1.	Agreement is for two years.

2.2.	Either party may terminate the Agreement with thirty (30) days’ notice to the other party.

2.3.
Consultant may elect to terminate this Agreement for Good Reason upon three (3) days’ written notice to the Company. “Good Reason” means any of the following: (a) the Consultant must terminate due to personal reasons, and (b) the Company commits a material breach of this Agreement which is not cured by the Company within ten (10) days after receiving written notice thereof from the Consultant.

3.	Performance of Services.

3.1.
The Consultant shall devote full time to the Company’s business to render the Services. The Consultant shall comply with all laws, statutes, ordinances, rules and regulations relating to the Services. The Consultant may engage in other activities during the term of this Agreement; provided that such activities do not materially interfere with the business of the Company. Consultant provides similar services for other companies, both private and public and as such, will devote substantial time to other interests. The Consultant may engage in other activities during the term of this Agreement.

Consultant	Company

4.	Confidential Information, Trade Secrets, Inventions and Creations.

4.1
The Consultant acknowledges that in the Consultant’s consulting hereunder, the Consultant will be making use of, acquiring and adding to the Company’s trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Company’s business operation, internal structure, financial affairs, programs, software, systems, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Company’s clients and the fees paid by such clients, all of which shall be deemed to be confidential information. The Consultant acknowledges that such confidential information has been and will continue to be of central importance to the business of the Company and that disclosure of it to or its use by others could cause substantial loss to the Company. In consideration of consulting by the Company, the Consultant agrees that during his consulting the Consultant shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by the Consultant as a result of the Consultant’s consulting with the Company or any trade secrets of the Company, but shall hold all of the same confidential and inviolate.

5.	Indemnification.

5.1
The Company shall indemnify the Consultant, hold the Consultant harmless, and defend the Consultant to the fullest extent permitted by applicable law from and against all claims, threats, suits (except those arising from disputes between the Company and the Consultant), damages, penalties, liabilities, cost and expenses including, without limitation, legal fees, costs and disbursements (all collectively referred to as “liabilities”) incurred, suffered, or expended by or threatened against the Consultant with respect to any action or inaction in the course or performance of the Consultant’s duties under this Agreement except for liabilities arising entirely out of the gross negligence or willful misconduct of the Consultant. If any claims are made against Consultant he shall be entitled to an advance of his legal fees upon request to the Board of Directors. This indemnification shall continue in effect after the expiration or termination of this Agreement and shall not be deemed exclusive of any other indemnification right to which the Consultant may be entitled under applicable law, agreement or the vote of the Board of Directors.

6.
Notices. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be given and shall be deemed received if and when either hand-delivered or refused, or deemed received three-days after being mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, and if to the

Company to: Green Hygienics, Inc. 316 Del Prado Blvd. South Suite 204 Cape Coral, FL 33990	And if to the Consultant: Awie Kardiman 1648 Plateau Cres Coquitlam, BC, V3E 3B3 Canada

or at such other address as either party hereto shall notify the other of in writing.

7.	Governing Law, Jurisdiction and Venue. The laws of the State of Florida shall govern this Agreement without regard to any of its conflict of law provision.

Consultant	Company

8.
Attorneys’ Fees. In any action to enforce this Agreement or for damages relating to a breach of this Agreement, the Company shall pay attorneys’ fees, costs and expenses incurred in such action including those of Consultant.

9.
Non-compete. During the term of this Agreement and for a period of two years thereafter, Consultant agrees that he will not be employed by or otherwise engaged in any business which competes with that of the Company. In addition Consultant shall not, during such two year period, contact any of the Company’s customers or consultants concerning any business or potential business which would compete with that of the Company. The provisions of this Section 9 shall not apply if it is determined that this Agreement was terminated by the Consultant for Good Reason.

10.	Miscellaneous.

10.1
This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon the Consultant and his heirs, personal and legal representatives, and guardians, and shall inure to the benefit of the Consultant. Neither this Agreement nor any part hereof or interest herein shall be assigned by the Consultant. If there is a sale of the Company or change in control thereof, as a condition precedent to any such sale or change in control, the acquiring Company or controlling person must assume responsibility for this Agreement and all payments due hereunder, in writing, as a condition to any such transaction. If such person or entity does not assume liability for this Agreement, then such inaction shall constitute a breach hereunder and Consultant shall be entitled to the payment provided for in this Agreement as liquidated damages.

10.2	The terms and provisions of this Agreement may not be modified except by written instrument duly executed by each party hereto.

10.3
The use of any gender herein shall be deemed to be or include the other genders and the neuter and the use of the singular herein shall be deemed to be and include the plural (and vice versa), wherever appropriate.

10.4	This Agreement sets forth the entire, integrated understanding and Agreement of the parties hereto with respect to the subject matter hereof.

10.5	The headings in this Agreement are included for the convenience of reference and shall be given no effect in the construction of this Agreement.

Consultant	Company

IN WITNESS WHEREOF, the parties have executed, acknowledged, sealed and delivered this Agreement the day and year first hereinabove set forth.

Green Hygienics, Inc.		Determinaction Business Advisory

By:	/s/ Bruce Harmon	By:	/s/ Awie Kardiman
	Bruce Harmon, CFO		Awie Kardiman, President

Dated: August 16, 2013		Dated: August 16, 2013

Consultant	Company

Addendum

Consulting Agreement
Between Determinaction Business Advisory and Green Hygienics, Inc.

This Addendum dated September 1, 2013 with an effective date of August 15, 2013 is to the Consulting Agreement between Determinaction Business Advisory and Green Hygienics, Inc. dated August 15, 2013.

In regards to Section 1.3.1.2. related to compensation, the Consulting Agreement states 300,000 options for common stock.  This Amendment hereby changes this section to be 300,000 shares of restricted common stock (the “Stock Issuance”) issued under Rule 144.  The Stock Issuance shall be vested over three years on a quarterly basis.

This modification is the only modification to the Employment Agreement and is accepted by both parties as witnessed by signature below.

Green Hygienics, Inc.		Determinaction Business Advisory

By:	/s/ Bruce Harmon	By:	/s/ Awie Kardiman
	Bruce Harmon		Awie Kardiman
	Chief Financial Officer		President